UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                             AccuPoll Holding Corp.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                                    00438W101
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                                 (Cusip Number)

                                February 22, 2006
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)

* The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

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CUSIP No. 00438W101
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         1    NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

              Gregory Sichenzia
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         2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |_|
              Inapplicable
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         3    SEC USE ONLY

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         4    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States.
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                    5    SOLE VOTING POWER

                         50,000,000
NUMBER OF           ------------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                 0 shares
THE                 ------------------------------------------------------------
REPORTING           7    SOLE DISPOSITIVE POWER
PERSON
WITH                     50,000,000
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         0 shares
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         9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY THE REPORTING PERSON

              50,000,000
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         10   CHECK BOX IF THE AGREGATE AMOUNT IN ROW (9)
              EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

              No.
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         11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              16.1% based on 310,906,385 shares of common stock outstanding.
--------------------------------------------------------------------------------
         12   TYPE OF REPORTING PERSON*

              IN
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                               Page 2 of 5 Pages

Item 1(a).        Name of Issuer:

                  AccuPoll Holding Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  15101 Red Hill Avenue, Suite 220
                  Tustin, California 92780

Item 2(a).        Name of Person Filing:

                  Gregory Sichenzia

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  1065 Avenue of the Americas, 21st Floor
                  New York, New York 10018

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share

Item 2(e).        CUSIP Number: 00438W101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


                  (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e)   |_|  An  investment   adviser  in  accordance  with  ss.
                        240.13d-1(b)(1)(ii)(E).

                  (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

                  (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                  (h) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (i)   |_|     Group,      in      accordance      with     ss.
                        240.13d-1(b)(1)(ii)(J).


                               Page 3 of 5 Pages

Item 4.           Ownership.

                  (a)   Amount beneficially owned: 50,000,000.

                  (b) Percent of class: 16.1% based on 310,906,385 shares of common stock outstanding.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole   power  to  vote  or  to  direct  the  vote:
                              50,000,000.

                        (ii)  Shared   power  to   dispose   or  to  direct  the
                              disposition of: 0.

                        (iii) Sole   power  to  dispose  of  or  to  direct  the
                              disposition of: 50,000,000.

                        (iv) Shared power to dispose of or to direct the disposition of: 0.

Item 5.           Ownership of Five Percent or less of a Class:

                  Not applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: February 24, 2006


                                        /s/ Gregory Sichenzia
                                        ----------------------------------------
                                        Gregory Sichenzia





                               Page 5 of 5 Pages